UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 20, 2009
WRIGHT MEDICAL GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-32883 (Commission File Number)	13-4088127 (IRS Employer Identification Number)

5677 Airline Road, Arlington, Tennessee (Address of principal executive offices)	38002 (Zip Code)
Registrant’s telephone number, including area code: (901) 867-9971
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURE

Item 8.01.	Other Events.
King Settlements
As previously disclosed, we are a defendant in thirty-three lawsuits pending in the Circuit Court of Putnam County, West Virginia related to the use of our biologic products by Dr. John King. We have agreed to settle twenty-nine of the thirty-three lawsuits pending against us, all of which are to be funded by our insurance carriers. Some of these settlements are subject to court approval. With regard to the remaining four lawsuits, we believe our legal and factual defenses to these lawsuits are strong, and we will continue to vigorously defend ourselves against these claims. We have product liability insurance which may or may not cover some or all of the ultimate resolution of those remaining claims. While an amount cannot be estimated at this time, management does not believe that the outcome of the remaining lawsuits will have a material adverse effect on our consolidated financial position or results of operations.
One of our insurers has reserved the right to pursue payment from us for up to $7.9 million paid by the insurer along with any additional judgments, settlements and defense costs that may be expended with regard to the four lawsuits that are still pending. We believe that we have strong defenses against any such claim. No provision has been made for these pending cases, settlements or any claim by our insurer as of the date of this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 20, 2009

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Gary D. Henley
Gary D. Henley
President and Chief Executive Officer

2